Filed Pursuant to Rule 433 Registration Nos. 333-254632 and 333-254632-02

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

March 17, 2022

Issuer:	NextEra Energy Capital Holdings, Inc.

Designations:	2.94% Debentures, Series due March 21, 2024 (“Fixed Rate Debentures”)

Floating Rate Debentures, Series due March 21, 2024 (“Floating Rate Debentures”)

Registration Format:	SEC Registered

Principal Amount:	Fixed Rate Debentures:	$1,100,000,000

	Floating Rate Debentures:	$400,000,000

Date of Maturity:	March 21, 2024

Interest Payment Dates:	Fixed Rate Debentures:	Semi-annually in arrears on March 21 and September 21 of each year, beginning September 21, 2022

	Floating Rate Debentures:	Quarterly in arrears on March 21, June 21, September 21 and December 21 of each year, beginning June 21, 2022

Coupon Rate:	Fixed Rate Debentures:	2.94%

	Floating Rate Debentures:	Floating rate based on Compounded SOFR plus 1.02%, calculated quarterly

Price to Public:	Fixed Rate Debentures:	99.994% of the principal amount thereof

	Floating Rate Debentures:	100.000% of the principal amount thereof

Benchmark Treasury with respect to Fixed Rate Debentures:	1.500% due February 29, 2024

Benchmark Treasury Yield with respect to Fixed Rate Debentures:	1.943%

Spread to Benchmark Treasury Yield with respect to Fixed Rate Debentures:	100 basis points

Reoffer Yield with respect to Fixed Rate Debentures:	2.943%

Redemption:	Redeemable at any time on or after September 21, 2022, in whole or in part, at 100% of the principal amount, plus any accrued and unpaid interest.

Trade Date:	March 17, 2022

Settlement Date:	March 21, 2022 (T+2)

CUSIP / ISIN Number:	Fixed Rate Debentures:	65339K CD0/US65339KCD00

	Floating Rate Debentures:	65339K CE8/US65339KCE82

Expected Credit Ratings:*

Moody’s Investors Service Inc.	“Baa1” (stable)

S&P Global Ratings	“BBB+” (stable)

Fitch Ratings, Inc.	“A-” (stable)

Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

*

A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Compounded SOFR” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated March 17, 2022.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847; BofA Securities, Inc. toll-free at (800) 294-1322; Citigroup Global Markets Inc. toll-free at (800) 831-9146; Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037; Goldman Sachs & Co. LLC toll-free at (866) 471-2526; J.P. Morgan Securities LLC collect at (212) 834-4533; Morgan Stanley & Co. LLC toll-free at (866) 718-1649; or Wells Fargo Securities, LLC toll-free at (800) 645-3751.